EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FOURTH QUARTER 2006 RESULTS

Net Loss of $4.4 Million

Diluted Loss Per Share of $0.28

Excluding Pre-Tax Restructuring Expenses of $4.8 million, Diluted Loss Per Share of $0.08

Alpharetta, GA, January 25, 2007.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2006		2005
	Fourth Quarter	Year-to- Date	Fourth Quarter	Year-to- Date

Net Sales	$166.2	$655.2	$175.3	$669.8
Restructuring Expenses	4.8	21.1	—	—
Operating Profit (Loss)	(5.1)	5.3	8.3	39.3
Net Income (Loss)	(4.4)	(0.8)	2.8	19.4

Earnings (Loss) Per Share – Diluted	$(0.28)	$(0.05)	$0.19	$1.26
Plus: Restructuring Expenses Per Share – Diluted	0.20	0.88	—	—
Earnings (Loss) Per Share Without Restructuring Expenses – Diluted*	$(0.08)	$0.83	$0.19	$1.26

Average Shares – Diluted	15.6	15.5	15.4	15.5

*Earnings (Loss) Per Share Without Restructuring Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings Per Share reduction caused by Restructuring Expenses to Earnings (Loss) Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported a fourth quarter 2006 net loss of $4.4 million, which included $4.8 million in pre-tax restructuring expenses, compared with net income of $2.8 million during the fourth quarter of 2005.  The diluted loss per share was $0.28 compared with diluted earnings per share of $0.19 in the prior-year quarter.  The fourth quarter 2006 restructuring expenses reduced earnings per share by $0.20.  The diluted loss per share excluding restructuring expenses would have been $0.08 for the quarter.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s net loss for the fourth quarter of 2006 was primarily the result of two items.  As planned, we chose to incur additional and costly machine downtime across all our French mills in order to return inventories to more normal levels.  We accomplished the inventory reductions, but at a significant expense.  Also, we realized additional restructuring expenses in our French and U.S. business units.  Continued performance improvement in our U.S. operations partially mitigated these two negative factors.

“We remain encouraged about our business outlook despite finishing 2006 with disappointing, albeit expected, financial results.  We are confident in our previously announced strategies for restructuring our French and U.S. businesses to better balance capacity to available demand.  Sales growth is planned for cigarette paper used in lower ignition propensity cigarettes and for reconstituted tobacco leaf products.  Additional progress is anticipated in cost reduction activities initiated across all our business units.  The benefits from cost reduction activities are expected to further offset the continuing unfavorable impacts of lower production volumes and inflationary cost increases that have been experienced during the last two years.”

Restructuring Expenses

Schweitzer-Mauduit initiated restructuring activities during 2006 which are expected to substantially improve the Company’s competitiveness and profitability as well as address an imbalance between sales demand for our products and our paper production capacity in France and the United States.  Restructuring expenses totaling $4.8 million associated with these actions were recognized during the fourth quarter.  For full-year 2006, restructuring expenses totaled $21.1 million.

As disclosed in our filings to the Securities and Exchange Commission on Form 8-K, Schweitzer-Mauduit communicated a five-part strategy to become a low cost and the highest quality cigarette and long fiber paper manufacturer in western Europe.  This plan includes capital investments of $23 million as well as workforce and paper machine restructuring activities at the largest of the Company’s three French paper operations, Papeteries de Mauduit S.A.S. (PdM), located in Quimperlé, France.  On December 19, 2006, the unions, Work’s Council and management of PdM concluded negotiations and successfully reached agreement regarding the terms and conditions of the workforce reductions associated with the planned restructuring at that site.

In the final agreement, workforce levels will be reduced by 209 employees in two essentially equal phases during the first quarters of 2007 and 2008.  The first phase is associated with reduced machine operating schedules and other organizational changes.  The second phase reflects expected employment reductions following capital investments.  The PdM restructuring plan is expected to result in the shutdown of two cigarette paper machines during 2007.

In accordance with the applicable U.S. generally accepted accounting principles, we realized restructuring expenses in France totaling $4.5 million during the fourth quarter and $15.8 million for full-year 2006, primarily related to negotiated future cash severance payments and accelerated depreciation of fixed assets.  The restructuring activities also included previously announced actions at the Lee, Massachusetts facility.  Restructuring expenses in the United States for those actions totaled $0.3 million in the fourth quarter and $5.3 million for full-year 2006, primarily related to non-cash accelerated depreciation of fixed assets.

The following table summarizes restructuring expenses recorded during full-year 2006.

(Amounts in Millions, Except Per Share Amounts)

	Quarter
	First	Second	Third	Fourth	Full-Year 2006
France	$0.2	$0.5	$10.6	$4.5	$15.8
United States	0.3	2.9	1.8	0.3	5.3
Total	$0.5	$3.4	$12.4	$4.8	$21.1

Cash	$—	$0.7	$10.5	$4.2	$15.4
Non-Cash	0.5	2.7	1.9	0.6	5.7
Total	$0.5	$3.4	$12.4	$4.8	$21.1

Restructuring Expenses Per Share – Diluted	$0.02	$0.14	$0.52	$0.20	$0.88

Fourth Quarter 2006 Results

Consolidated net sales were $166.2 million for the quarter compared with $175.3 million in the same period a year ago, a decrease of 5 percent.  The decline in net sales was the result of $19.4 million attributable to lower sales volumes, primarily in France, partially offset by changes in currency exchange rates, which benefited the net sales comparison by $6.6 million, and somewhat higher average selling prices, primarily related to the mix of products sold, which increased net sales by $3.7 million.  Currency changes primarily reflected the impact of a stronger euro compared with the U.S. dollar.

Total sales volumes decreased by 11 percent for the quarter compared with the fourth quarter of 2005.  Sales volumes for the French segment decreased by 16 percent as a result of lower sales of reconstituted tobacco leaf products, primarily due to a non-recurring tender order during the prior-year period, and tobacco-related papers in the French operation.  Sales volumes in the United States decreased by 8 percent, reflecting a reduction of both tobacco-related and commercial and industrial paper sales.  The latter resulted from the décor papers exit as well as a decrease in fill-business which followed consolidation of paper production on fewer machines.  Sales volumes in Brazil increased 2 percent compared with the prior year.

The operating loss was $5.1 million for the quarter, a decrease of $13.4 million from the $8.3 million operating profit during the fourth quarter of 2005.  Excluding the restructuring expenses of $4.8 million, the operating loss was $0.3 million for the quarter, a decrease of $8.6 million from the prior-year period.

In addition to total sales volumes declining versus the prior year, reduced machine operating schedules and lower production volumes were experienced, primarily in our French operations, which resulted in unfavorable fixed cost absorption impacts. During the fourth quarter, unabsorbed fixed costs unfavorably impacted operating results by $6.0 million.  Lower sales volumes decreased operating profit by $2.8 million compared with the prior-year quarter.

Inflationary cost increases, primarily related to purchased wood pulp and energy as well as higher labor rates, unfavorably impacted operating results by $4.7 million during the quarter.  Changes in per ton wood pulp costs increased operating expenses by $2.1 million compared with the prior-year quarter.  The average per ton list price of northern bleached softwood kraft pulp in the United States was $770 per metric ton during the fourth quarter of 2006 compared with $640 per metric ton during the fourth quarter of 2005.  Purchased energy costs increased by $1.5 million compared with the fourth quarter of 2005 related to natural gas and electricity.  Higher labor rates increased manufacturing expenses by $0.6 million during the quarter.

The operating loss for the French segment totaled $4.7 million during the quarter compared with an operating profit of $10.6 million during the fourth quarter of 2005, a decline of $15.3 million.  Excluding French restructuring expenses of $4.5 million, operating profit decreased by $10.8 million to a near break-even level.  Unfavorable fixed cost absorption from planned machine shutdowns across all the French sites decreased operating profit by $6.4 million while lower sales volumes had an unfavorable $3.6 million impact.  Inflationary cost increases reduced operating profit by $3.6 million, including higher purchased energy, wood pulp, purchased materials and labor expenses.  These unfavorable factors were partially offset by higher average selling prices and lower nonmanufacturing expenses.

The U.S. business unit operating profit was $1.9 million for the quarter, a $3.0 million increase versus the prior-year quarter.  Excluding U.S. restructuring expenses of $0.3 million, operating profit increased by $3.3 million.  Improved mill operations and higher average selling prices, resulting primarily from a better sales mix that included increased sales of cigarette paper for lower ignition propensity cigarettes, caused U.S. operating profit to increase.  Favorable fixed cost absorption from less machine downtime during the fourth quarter of 2006 relative to the prior-year period increased operating profit by $0.4 million.  Inflationary cost increases had an unfavorable impact of $0.6 million during the quarter related to higher purchased wood pulp costs.

The Brazilian business unit had a $0.5 million operating loss during the fourth quarter of 2006, unchanged from the prior-year quarter.   Increased sales volumes and reduced nonmanufacturing expenses benefited operating profit by $0.5 million and $0.3 million, respectively.  Inflationary cost increases totaled $0.4 million, related to increased purchased wood pulp expenses and higher labor rates.  The stronger Brazilian real versus the U.S. dollar had an unfavorable impact on operating profit of $0.4 million during the quarter.

Nonmanufacturing expenses increased by $0.6 million, or 4 percent, during the fourth quarter 2006 versus the prior year primarily due to increased employee compensation.

The fourth quarter of 2006 included a benefit from income taxes due to the loss caused by restructuring expenses recorded during the quarter, changes in the geographic mix of the taxable earnings or losses of our businesses and the favorable tax impact of Schweitzer-Mauduit’s foreign holding company structure.

The consolidated net loss for the fourth quarter of 2006 was $4.4 million compared with net income of $2.8 million during the fourth quarter of 2005.  The diluted loss per share was $0.28 compared with diluted earnings per share of $0.19 for the prior-year quarter.  Excluding restructuring expenses, the diluted loss per share was $0.08 for the fourth quarter of 2006.

Year-To-Date Results

Net sales were $655.2 million for full-year 2006, 2 percent below the 2005 level.  Changes in sales volumes decreased net sales by $34.2 million, primarily due to lower sales volumes in France.  Total sales volumes decreased by 5 percent versus the prior year.  French business unit sales volumes decreased by 7 percent reflecting lower sales of both tobacco-related paper and reconstituted tobacco leaf products.  U.S. business unit sales volumes declined by 10 percent due to decreased commercial and industrial paper sales, reflecting the décor papers exit and a reduction in fill-business, as well as lower tobacco-related paper sales.  Brazilian business unit sales volumes increased 9 percent due to increased commercial and industrial as well as tobacco-related paper sales, in part reflecting our strategy to shift production of certain grades from the United States to Brazil.  Higher average selling prices, which improved net sales by $15.6 million during full-year 2006, primarily reflected an improved sales mix that benefited from increased sales of cigarette paper for lower ignition propensity cigarettes.  Changes in currency exchange rates increased net sales during full-year 2006 by $4.0 million primarily due to a stronger Brazilian real versus the U.S. dollar.

Operating profit for full-year 2006 totaled $5.3 million, a $34.0 million, or 87 percent, decrease from $39.3 million during 2005.  Excluding $21.1 million in 2006 restructuring expenses, year-to-date operating profit declined by $12.9 million, or 33 percent.  Reductions in mill operating schedules in France and the United States, due to decreased production volumes, caused lower absorption of mill fixed costs and negatively impacted operating profit by $18.3 million during 2006.  Inflationary cost increases decreased profitability by $18.1 million due to higher purchased energy and wood pulp expenses as well as increased labor rates.  Lower sales volumes decreased operating profit by $3.7 million versus 2005.  Partially offsetting these negative factors were better mill operations in all business units and improvements in average selling prices, primarily due to an improved sales mix that included increased sales in the United States of cigarette paper for lower ignition propensity cigarettes.

Nonmanufacturing expenses decreased by $0.3 million, or 1 percent, for full-year 2006 compared to 2005.

Other expense, net was $3.0 million unfavorable for full-year 2006 compared with the prior year primarily as a result of foreign currency transaction losses in 2006 compared with foreign currency gains in 2005, as well as a 2005 gain on the sale of property in Indonesia.

The full-year income tax benefit of $4.2 million resulted from the reduced income caused by restructuring expenses, changes in the geographic mix of taxable earnings or losses of our businesses and the favorable tax impact of Schweitzer-Mauduit’s foreign holding company structure.

Minority interest was $1.7 million lower in 2006 due to reduced earnings at LTR Industries, S.A., a 72 percent owned subsidiary.

The full-year net loss in 2006 was $0.8 million compared with net income of $19.4 million in 2005.  The diluted loss per share was $0.05 for full-year 2006 compared with diluted earnings per share of $1.26 for 2005.  Excluding restructuring expenses, diluted earnings per share for full-year 2006 would have been $0.83 per share.

Cash Flow and Quarterly Dividend

Capital spending was $4.2 million during the fourth quarter of 2006 compared with $5.4 million during the prior-year quarter.  Full-year 2006 capital spending was $9.6 million compared with $18.8 million for the prior year.  No single capital project accounted for more than $2 million of the fourth quarter or full-year 2006 or 2005 capital spending.  Full-year 2006 capital spending was below the expected range of approximately $15 to $20 million due to the timing of project spending during the fourth quarter.  Capital spending for 2007 is still expected to be in the range of $55 to $65 million, including the recently announced $23 million capital investment at PdM as well as a planned upgrade of a paper machine in Brazil.  Additionally, further spending for a capitalized software project in France is expected to total $5 to $7 million in 2007.

The Company made $5 million in cash pension contributions during 2006.  Pension contributions during 2007 are expected to be in the range of $7 to $12 million.  Cash payments of negotiated severance amounts associated with the French restructuring actions are expected to total approximately $11 to $13 million during 2007.  Planned equity investments for Schweitzer-Mauduit’s tobacco-related papers joint venture in China are expected to be approximately $12 to $13 million during 2007.

The projected cash needs in 2007 for capital and software development spending, pension contributions, employee severance payments and joint venture equity payments total approximately $90 to $110 million.  These cash requirements are expected to be funded through internally generated cash flow and increased borrowing in the range of $45 to $55 million from Schweitzer-Mauduit’s 5-year revolving bank credit facility that, as of December 31, 2006, had $130 million available out of a total capacity of approximately $195 million.

Despite a net loss, cash provided by operations totaled $51.8 million for full-year 2006 compared with $38.1 million during 2005.  The increase in cash generated primarily reflected lower working capital, which decreased by $20.4 million during 2006, as well as the $5.2 million non-cash impact of restructuring-related accelerated depreciation.  In 2005, working capital increased by $14.6 million.  The decline in working capital reflected efforts to improve performance in this area.

Schweitzer-Mauduit is announcing a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on March 12, 2007 to stockholders of record on February 12, 2007.

Business Comments and Outlook

Mr. Deitrich added, “Following our disappointing financial results in 2006, we expect to make progress during 2007 in mitigating the continuing impact of inflationary cost increases and reduced production schedules that have decreased our earnings over the last two years.  We intend to do this through improved worldwide mill operations, the benefits in France and the United States from previously announced restructuring activities and the continued growth and cost improvement in producing cigarette paper for lower ignition propensity cigarettes as well as reconstituted tobacco leaf products.

“Inflationary cost increases totaled $18 million in 2006, or $0.75 per share.  Purchased energy cost increases have begun to slow and even reverse in the United States.  Wood pulp prices continue to increase, but at a slower 2 percent rate during the fourth quarter 2006, which brought the full-year 2006 increase to 12 percent.  While inflationary cost increases persist, we believe the rate will slow and will be increasingly offset through improved mill operations and continued efforts to systematically control all areas of cost.

“Overall PdM restructuring expenses are now projected to be in the range of $26 to $28 million for 2006 through 2008, including cash severance and other related costs in the range of approximately $23 to $25 million and approximately $3 million for non-cash accelerated depreciation of fixed assets.  The actual amount of severance expenses will be dependent upon the final number of individuals within each of the three possible categories for employee severance that include early retirement, other voluntary means and involuntary terminations.  The PdM workforce reductions are expected to generate annual pre-tax labor savings of approximately $14 million, or $0.58 per share, due to both restructuring activities and planned capital investments.  Full realization of the labor savings is expected to occur after the first quarter of 2008.  We expect to realize annual pre-tax benefits greater than $14 million upon full implementation of all elements of the PdM strategy, including the planned capital investments.

“Sales of cigarette papers for lower ignition propensity cigarettes continue to positively contribute to our operating results, especially as we realize manufacturing efficiencies.  We experienced increased sales during the fourth quarter prior to the January 1, 2007 effective date for lower ignition propensity regulations in California.  With further increases in sales volumes of this cigarette paper combined with expected continuing improvements in manufacturing costs, this product should provide additional improvement to the U.S. business unit results.

“The cautionary note to our improved outlook for 2007 is continued weakness in tobacco-related product sales. Reduced demand for tobacco-related paper products in western Europe and the United States caused us to have excess production capacity throughout 2006 and increased machine downtime that unfavorably impacted operating profit by $18 million, or $0.75 per share.  Our actions to reduce inventories, especially in the fourth quarter of 2006, as well as the restructuring actions already announced, place us in a better position to reduce these impacts in 2007.  However, we continue to evaluate how to operate our worldwide production facilities more effectively with the reduced volumes of tobacco-related papers.  Analysis is ongoing into possible further restructuring activities that could result in additional expenses.

“We reiterate that full-year 2007 earnings per share, excluding restructuring expenses, are anticipated to be at or above the $1.26 level achieved in 2005 as a result of the benefit of announced restructuring activities and our other business improvement actions more than offsetting lower sales volumes and continuing inflationary cost increases.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review fourth quarter 2006 results with investors and analysts at 10:30 a.m. eastern time on Thursday, January 25, 2007.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2005, 49 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and lower ignition propensity cigarette papers.  A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, particularly related to purchased energy, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation of certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced tobacco-related papers volumes. Further changes are possible that might require accelerated depreciation or write-offs of some additional equipment and could potentially include additional expenses for employee-related costs associated with further downsizing activities.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2005.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures.  Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2006	2005	Change
Net Sales	$166.2	$175.3	-5.2%
Cost of products sold	151.6	152.7	-0.7
Gross Profit	14.6	22.6	-35.4

Selling expense	6.2	6.6	-6.1
Research expense	1.9	2.0	-5.0
General expense	6.8	5.7	+19.3
Total nonmanufacturing expenses	14.9	14.3	+4.2

Restructuring expense	4.8	—	N.M	.

Operating Profit (Loss)	(5.1)	8.3	N.M	.

Interest expense	1.2	1.7	-29.4
Other income (expense), net	(0.2)	0.4	N.M	.
Income (Loss) Before Income Taxes, Minority Interest and Loss from Equity Affiliates	(6.5)	7.0	N.M	.
Provision (benefit) for income taxes	(3.2)	2.6	N.M	.
Minority interest in earnings of subsidiaries	1.1	1.6	-31.3
Loss from equity affiliates	—	—	—
Net Income (Loss)	$(4.4)	$2.8	N.M	.%

Net Income (Loss) Per Share:
Basic	$(0.28)	$0.18	N.M	.%

Diluted	$(0.28)	$0.19	N.M	.%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,415,400	15,243,100

Diluted, including Common Share Equivalents	15,555,300	15,405,900

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE FULL YEAR ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2006	2005	Change

Net Sales	$655.2	$669.8	-2.2%
Cost of products sold	571.1	572.5	-0.2
Gross Profit	84.1	97.3	-13.6

Selling expense	22.7	24.4	-7.0
Research expense	7.3	9.0	-18.9
General expense	27.7	24.6	+12.6
Total nonmanufacturing expenses	57.7	58.0	-0.5

Restructuring expense	21.1	—	N.M	.

Operating Profit	5.3	39.3	-86.5
Interest expense	5.5	6.2	-11.3
Other income (expense), net	(0.5)	2.5	N.M	.
Income (Loss) Before Income Taxes, Minority Interest and Loss from Equity Affiliates	(0.7)	35.6	N.M	.
Provision (benefit) for income taxes	(4.2)	10.4	N.M	.
Minority interest in earnings of subsidiaries	4.1	5.8	-29.3
Loss from equity affiliates	0.2	—	N.M	.
Net Income (Loss)	$(0.8)	$19.4	N.M	.%

Net Income (Loss) Per Share:
Basic	$(0.05)	$1.28	N.M	.%

Diluted	$(0.05)	$1.26	N.M	.%

Dividends Declared Per Share	$0.60	$0.60

Average Common Shares Outstanding:
Basic	15,393,500	15,150,100

Diluted, including Common Share Equivalents	15,526,100	15,450,400

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	December 31,	December 31,
Unaudited	2006	2005

ASSETS
Cash and cash equivalents	$13.7	$5.1
Accounts receivable	88.9	99.8
Inventories	119.2	123.0
Other current assets	13.8	14.8
Net property, plant and equipment	416.8	414.0
Other noncurrent assets	44.2	34.1
Total Assets	$696.6	$690.8

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$17.1	$30.0
Other current liabilities	149.4	142.0
Long-term debt	80.2	83.7
Deferred income tax liabilities	29.0	40.2
Pension and other postretirement benefits	54.2	38.1
Deferred revenue	24.1	30.0
Other noncurrent liabilities	23.0	20.1
Minority interest	15.6	13.8
Stockholders’ equity	304.0	292.9
Total Liabilities and Stockholders’ Equity	$696.6	$690.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE FULL YEAR ENDED DECEMBER 31,
(U.S. $ IN MILLIONS)

Unaudited	2006	2005

Net income (loss)	$(0.8)	$19.4
Depreciation and amortization	38.2	39.5
Restructuring accelerated depreciation	5.2	—
Amortization of deferred revenue	(5.9)	(7.4)
Deferred income tax provision (benefit)	(10.6)	1.9
Minority interest in earnings of subsidiaries	4.1	5.8
Other items	1.2	(6.5)
Net changes in operating working capital	20.4	(14.6)
Cash Provided by Operations	51.8	38.1

Capital spending	(9.6)	(18.8)
Capitalized software costs	(3.8)	(1.0)
Acquisitions, net of cash acquired	—	(11.9)
Equity investment in foreign subsidiaries	(2.9)	—
Other investing	4.0	(5.0)
Cash Used for Investing	(12.3)	(36.7)

Cash dividends paid to SWM stockholders	(9.4)	(9.1)
Cash dividends paid to minority owner	(3.7)	(3.6)
Changes in debt	(20.7)	6.0
Purchases of treasury stock	—	(1.0)
Other financing	2.7	6.9
Cash Used for Financing	(31.1)	(0.8)

Effect of Exchange Rate Changes on Cash	0.2	—

Increase in Cash and Cash Equivalents	$8.6	$0.6

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended December 31,			For the twelve months ended December 31,
	2006	2005	% Change	2006	2005	% Change
France	$99.4	$107.1	-7.2%	$385.0	$416.0	-7.5%
United States	52.1	54.4	-4.2	221.8	215.2	+3.1
Brazil	17.8	17.2	+3.5	67.3	60.2	+11.8
Subtotal	169.3	178.7		674.1	691.4

Intersegment sales by:
France	(1.0)	(1.3)		(9.8)	(13.6)
United States	(0.4)	—		(1.2)	(1.1)
Brazil	(1.7)	(2.1)		(7.9)	(6.9)
Consolidated	$166.2	$175.3	-5.2%	$655.2	$669.8	-2.2%

Operating Profit (Loss)

	For the three months ended December 31,				For the twelve months ended December 31,
	2006	2005	% Change		2006	2005	% Change
France	$(4.7)	$10.6	N.M.	%	$8.1	$44.6	-81.8%
United States	1.9	(1.1)	N.M.		5.2	(0.7)	N.M.
Brazil	(0.5)	(0.5)	—		(0.7)	0.6	N.M.
Unallocated expenses	(1.8)	(0.7)	N.M.		(7.3)	(5.2)	-40.4
Consolidated	$(5.1)	$8.3	N.M.	%	$5.3	$39.3	-86.5%

Restructuring Expense

	For the three months ended December 31,		For the twelve months ended December 31,
	2006	2005	2006	2005
France	$4.5	$—	$15.8	$—
United States	0.3	—	5.3	—
Consolidated	$4.8	$—	$21.1	$—

Operating Profit (Loss) Without Restructuring Expense*

	For the three months ended December 31,				For the twelve months ended December 31,
	2006	2005	% Change		2006	2005	% Change
France	$(0.2)	$10.6	N.M.	%	$23.9	$44.6	-46.4%
United States	2.2	(1.1)	N.M.		10.5	(0.7)	N.M.
Brazil	(0.5)	(0.5)	—		(0.7)	0.6	N.M.
Unallocated expenses	(1.8)	(0.7)	N.M.		(7.3)	(5.2)	-40.4
Consolidated	$(0.3)	$8.3	N.M.	%	$26.4	$39.3	-32.8%

* Operating Profit (Loss) Without Restructuring Expense is a non-GAAP financial measure that is calculated by adding Restructuring expense to Operating Profit (Loss).

N.M. - Not Meaningful

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